Exhibit 99.3

NEWS RELEASE

Nabors Adopts Limited Duration Shareholder Rights Plan

HAMILTON, Bermuda, May 5, 2020 /PRNewswire/ - Nabors Industries Ltd. (NYSE: NBR) (“Nabors” or the “Company”) announced today that its Board of Directors has adopted a limited duration shareholder rights plan under which shareholders will receive rights (the “Rights”) to purchase shares of a series of preferred shares. The Rights will expire on April 30, 2021.

The rights plan was adopted specifically to restrict the ability of persons or groups to acquire more than 4.9% of the Company’s common shares, U.S.$0.05 per share (the “Common Shares”), thus protecting against a loss of Nabors’ U.S. federal net loss carryforwards and other tax assets that may be used to reduce future U.S. federal income tax obligations. In addition, the rights plan will help ensure fair treatment of Nabors’ shareholders in light of the significant drop in oil prices exacerbated by the COVID-19 pandemic. The rights plan will reduce the likelihood that persons or groups will be able to gain control of Nabors without paying a control premium. The adoption of the rights plan, however, is not a response to any known effort to acquire control of the Company.

The rights plan is evidence by an agreement (the “Rights Agreement”) by and between the Company and Computershare Trust Company, N.A., as Rights Agent, and is similar to other rights plans adopted by publicly-held companies (including certain of the Company’s competitors). The Rights Agreement is more fully described in a Form 8-K issued by the Company.

About Nabors

Nabors owns and operates one of the world's largest land-based drilling rig fleets and is a provider of offshore rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging its advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform its industry.

Media Contact

For further information regarding Nabors, please contact William Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at + 1 441-292-1510 or via email at mark.andrews@nabors.com.

SOURCE Nabors Industries Ltd.